Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:
Scott Fleming (Investors) - 336-436-4879
investor@labcorp.com
Pam Sherry (Media) - 336-436-4855
sherryp@labcorp.com
Shareholder Direct: - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2006 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Net Sales Growth of 9.3% Drives Operating Cash Flow of $170.2 million and EPS Increase of 26.6%

Burlington, NC, February 15, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and year ended December 31, 2006.

Fourth Quarter Results
Net earnings increased 16.6% to $103.7 million, compared to fourth quarter 2005 net earnings of $88.9 million. Excluding restructuring and other special charges recorded in both periods, net earnings increased 16.4% to $108.4 million, compared to fourth quarter 2005 net earnings of $93.1 million. Earnings per diluted share (EPS) increased 26.6% to $0.81, compared to $0.64 per diluted share in the fourth quarter of 2005. Excluding restructuring and other special charges recorded in both periods, EPS increased 26.9% to $0.85, compared to $0.67 per diluted share in the fourth quarter of 2005. Earnings before interest, taxes, depreciation and amortization and restructuring and other special charges (EBITDA) were $227.7 million for the quarter, or 25.3% of net sales. Excluding the impacts of the required change in accounting for stock based compensation and restructuring and other special charges, net earnings increased 20.6% to $112.3 million, EPS increased 31.3% to $0.88 per diluted share, and EBITDA was $234.1 million, or 26.1% of net sales, compared to $199.5 million, or 24.3% of net sales in the fourth quarter of 2005.

The Company recorded pre-tax restructuring and other special charges of $7.7 million during the fourth quarter of 2006, primarily related to the previously announced retirement of the Company’s Chief Executive Officer.

Net sales for the quarter were $898.6 million, an increase of 9.3% compared to the same period in 2005. Compared to the fourth quarter of 2005, testing volume, measured by accessions, increased 5.6%, and price increased 3.7%.

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During the quarter, the Company repurchased $250 million of stock, representing 3.4 million shares under an accelerated share repurchase program. Operating cash flow for the quarter was $170.2 million and the balance of cash and short-term investments at the end of the quarter was $186.9 million.

Full Year Results
Net earnings for the year increased 11.8% to $431.6 million, compared to 2005 net earnings of $386.2 million. Excluding restructuring and other special charges recorded in both years, net earnings for the year increased 10.0% to $439.6 million, compared to 2005 net earnings of $399.5 million. EPS increased 19.6% to $3.24, compared to $2.71 per diluted share in 2005. Excluding restructuring and other special charges recorded in both periods, EPS increased 17.9% in 2006 to $3.30, compared to $2.80 in 2005. EBITDA was $935.7 million, or 26.1% of net sales. Excluding the required change in accounting for stock based compensation and restructuring and other special charges, net earnings increased 13.5% to $453.5 million, EPS increased 21.8% to $3.41 per diluted share, and EBITDA was $959.0 million, or 26.7% of net sales, compared to $845.8 million, or 25.4% of net sales in 2005.

Net sales for the year were $3,590.8 million, an increase of 7.9% compared to 2005. Compared to 2005, testing volume, measured by accessions, increased 3.7%, and price increased 4.2%.

During 2006, the Company repurchased $435.1 million of stock, representing 6.7 million shares. Operating cash flow for 2006 was $632.3 million, compared to $574.2 million in 2005.

“Our fourth quarter net sales and EPS growth bring an impressive conclusion to a great year,” said David P. King, Chief Executive Officer. “During 2006, we grew revenue, net earnings and EPS significantly, at the same time continuing to expand our industry-leading margins. We also entered an historic ten-year partnership with UnitedHealthcare that provides a foundation for further growth for LabCorp and allows us to significantly expand our presence in the nation’s largest metropolitan areas.”

Outlook for 2007
The Company issued guidance for 2007. Excluding any share repurchase activity after December 31, 2006, the Company expects:

•	Revenue growth of 11% to 13%,
•	EBITDA margins of approximately 26.4% to 26.8%,
•	Diluted earnings per share of between $3.93 and $4.09,
•	Operating cash flow of approximately $690 million to $710 million, excluding any transition payments related to the Company’s agreement with UnitedHealthcare,
•	Capital expenditures of approximately $110 million to $120 million, excluding any additional capital expenditures related to the Company’s agreement with UnitedHealthcare,
•	Net interest of approximately $46 million, and
•	A bad debt rate of approximately 4.8% of net sales.

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2007. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available in a listen-only mode by dialing 415-904-7312. A telephone replay of the call will be available through February 22, 2007 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 21325035. A live online broadcast of LabCorp’s quarterly conference call on February 15, 2007 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 17, 2007.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than

220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings, and will be available in the Company’s Form 10-K for year ended December 31, 2006, when filed.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Net sales	$898.6	$822.3	$3,590.8	$3,327.6
Cost of sales	519.6	489.8	2,061.4	1,937.3
Selling, general and administrative	203.1	176.7	779.1	703.9
Amortization of intangibles and other assets	13.2	13.1	52.2	51.4
Restructuring and other special charges	--	6.9	1.0	16.9

Operating income	162.7	135.8	697.1	618.1

Other income (expense)	(0.9)	0.2	(2.8)	--
Investment loss	--	--	--	(3.1)
Investment income	3.3	0.6	7.7	1.8
Interest expense	(12.4)	(8.9)	(47.8)	(34.4)
Income from joint venture partnerships	17.1	16.9	66.7	58.3

Earnings before income taxes	169.8	144.6	720.9	640.7
Provision for income taxes	66.1	55.7	289.3	254.5

Net earnings	$103.7	$88.9	$431.6	$386.2

Net earnings, excluding non-recurring items:
Net earnings	$103.7	$88.9	$431.6	$386.2
Restructuring and other special charges, net of tax	4.7	4.2	8.0	10.2
Non-recurring investment loss, net of tax	--	--	--	3.1

Net earnings per share, excluding non-recurring items	$108.4	$93.1	$439.6	$399.5

Diluted earnings per common share:
Net earnings per share	$0.81	$0.64	$3.24	$2.71
Add:
Impact of restructuring and other special charges and non-recurring investment loss	0.04	0.03	0.06	0.09

Net earnings, excluding restructuring and other special charges	$0.85	$0.67	$3.30	$2.80

Impact of adoption of SFAS 123(R)	0.03	--	0.11	--

Net earnings per share, excluding impact of
change in accounting and non-recurring and other special charges	$0.88	$0.67	$3.41	$2.80

Weighted average shares outstanding	$129.2	$142.3	$134.7	$144.9

Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2006	2005

Cash and short-term investments	$186.9	$63.1
Accounts receivable, net	541.3	493.4
Property, plant and equipment	393.2	381.5
Intangible assets and goodwill, net	2,094.2	2,122.7
Investments in joint venture partnerships	577.9	578.9
Other assets	207.3	236.2

	$4,000.8	$3,875.8

Zero coupon-subordinated notes	$554.4	$544.4
5 1/2% senior notes due 2013	352.6	353.0
5 5/8% senior notes due 2015	250.0	250.0
Other liabilities	866.7	842.7
Shareholders' equity	1,977.1	1,885.7

	$4,000.8	$3,875.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Years Ended

	December 31, 2006	December 31, 2005

Net cash provided by operating activities	$632.3	$574.2
Net cash used for investing activities	(273.3)	(298.6)
Net cash used for financing activities	(353.5)	(277.2)
Effect of exchange rates on cash	0.6	(0.6)

Net increase(decrease) in cash	6.1	(2.2)
Cash at beginning of period	45.4	47.6

Cash at ending of period	$51.5	$45.4

Free Cash Flow:
Net provided by operating activities	$632.3	$574.2
Less: Capital Expenditures	(115.9)	(93.6)

Free cash flow	$516.4	$480.6

Notes to Financial Tables

1)

EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three-month periods and year ended December 31, 2006 and 2005:

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Earnings before income taxes	$169.8	$144.6	$720.9	$640.7
Add(subtract):
Interest expense	12.4	8.9	47.8	34.4
Investment income	(3.3)	(0.6)	(7.7)	(1.8)
Other(income)expense, net	0.9	(0.2)	2.8	--
Depreciation	26.0	25.7	102.2	97.2
Amortization	13.2	13.1	52.2	51.4
Restructuring and other special charges	7.7	6.9	13.4	16.9
Non-recurring investment loss	--	--	--	3.1
Joint venture partnerships' depreciation and amortization	1.0	1.1	4.1	3.9

EBITDA	$227.7	$199.5	$935.7	$845.8
Add: Impact of adoption of SFAS 123(R)	6.4	--	23.3	--

EBITDA, excluding impact of change in accounting	$234.1	$199.5	$959.0	$845.8

2)

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted, based on the fair market value of the award as of the grant date. SFAS 123(R) supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123(R) using the modified prospective application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with provisions of SFAS 123(R) and recognized on a straight-line basis over the service periods of each award. The Company estimated forfeiture rates for the first quarter of 2006 based on its historical experience.

Prior to 2006, the Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require that compensation cost be recognized for the Company’s stock options provided the option exercise price was established at the common stock fair market value on the date of grant. Under APB 25, the Company was required to record expense over the vesting period for the value of restricted stock and performance share awards. Prior to 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS No. 148), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation. The Company’s net income and net income per share for the three-months and year ended December 31, 2005 would have been reduced if compensation cost related to stock options had been recorded in the financial statements based on fair value at the grant dates.

As a result of adopting SFAS 123(R), the Company recorded approximately $6.4 million and $23.3 million in stock compensation expense relating to its stock option and employee stock purchase plans for the three-months and year ended December 31, 2006. Net earnings for the three-months and year ended December 31, 2006, were reduced by $3.9 million and $13.9 million, respectively, net of tax. The incremental impact of adopting SFAS 123(R) on diluted earnings per share for the three-months and year ended December 31, 2006 was $0.03 (e.g., $3.9 million divided by 129.2 million shares) and $0.11 (e.g., $13.9 million divided by 134.7 million shares) per share, respectively.

3)

During the fourth quarter of 2006, the Company recorded charges of approximately $7.7 million, primarily related to the acceleration of the recognition of stock compensation due to the announced retirement of the Company’s Chief Executive Officer, effective December 31, 2006. The after tax impact of these charges reduced net earnings by $4.7 million and fourth quarter 2006 diluted EPS by $0.04 ($4.7 million divided by 129.2 million shares).

During the third quarter of 2006, the Company recorded charges of approximately $4.6 million, primarily related to the acceleration of the recognition of stock compensation due to the announced retirement of the Company’s Chief Executive Officer, effective December 31, 2006. The Company also recorded net restructuring charges of $1.0 million in the third quarter of 2006, relating to certain expense-reduction initiatives undertaken across the Company’s corporate and divisional operations. The after tax impact of all of these combined charges reduced net earnings for the year by $8.0 million and 2006 diluted EPS by $0.06 ($8.0 million divided by 134.7 million shares).

4)

During the third and fourth quarter of 2005, the Company recorded restructuring and other special charges of $10.0 million and $6.9 million, respectively; in connection with the integration of US LABS and Esoterix as well as losses realized as a result of Hurricane Katrina. The after tax impact of these combined charges reduced net earnings by $10.2 million, and diluted EPS by $0.07 ($10.2 million divided by 144.9 million shares).

During the second quarter of 2005, the Company wrote-off the recorded value of warrants to acquire shares of Exact Sciences of $3.1 million. The after tax impact of this non-recurring investment loss reduced net earnings by $3.1 million and diluted EPS by $0.02.

Combined, the after tax impact of these 2005 charges reduced net earnings by $13.3 million and diluted EPS for the year ended December 31, 2005, by $0.09.